Exhibit 10.36

February 6, 2007

Timothy E. Campbell
[Personal Address]

Dear Tim:

I am pleased to offer you a position with Symyx Technologies, Inc. (“Symyx”) as President, Symyx Software reporting to Paul Nowak. You will receive a monthly salary of $21,700 (twenty one thousand, seven hundred dollars) which will be paid semi-monthly in accordance with the Symyx’s normal payroll procedures, less applicable withholding taxes.  It is our intention, provided satisfactory individual personal achievement, company performance coming in on budget, and upon full achievement of Symyx Software goals including revenue and allocated contribution, we would award you your full bonus of up to 50% of 2007 annualized salary (note we are waiving our normal prorating of the 2007 bonus), for a target bonus under the stated conditions of up to $130,000. Your participation in this plan is subject to the terms of the bonus plan, including that you must be an employee at the time the bonus is paid in order to receive the bonus.

In the event your employment is terminated by Symyx without Cause or by you pursuant to a Resignation for Good Reason you shall be entitled to receive a payment equal to three months of your Base Salary, and if you elect to continue medical coverage for you and/or your eligible dependents under COBRA, reimbursement for three months of your COBRA expense.

1.  Cause.  A termination for Cause will mean a termination for any of the following reasons:  (i) failure to achieve and maintain an acceptable level of performance after receipt of written notice and a reasonable opportunity to cure; (ii) engaging in serious misconduct; (iii) being convicted of, or a plea of no contest to, a felony (other than a traffic offense) or any other crime where such conviction or plea results in substantial interference with the performance of your duties to Symyx; (iv) committing an act of fraud against, or the misappropriation of property belonging to,

2.  Good Reason.  You will have Good Reason to resign your employment if, without your consent, the Company (a) relocated your principal workplace from Santa Clara, California / Sunnyvale, CA, or (b) reduces your base salary, or (c) a material adverse change in your job responsibilities, duties or title and you resign within sixty days following (a), (b) or (c).

In addition, subject to approval by the Board of Directors or its appropriately appointed committee or designee, you will be granted Restricted Stock Units in a number equivalent in value to $260,000 (two hundred and sixty thousand) of shares of Symyx Technologies, Inc. (“Symyx”) Common Stock priced at the closing sale price of Symyx Common Stock on the Nasdaq National Market on the trading day on the date of grant assuming you commence employment before February 23, 2007. The number of Restricted Stock Units to be granted to you (subject to approval by the Board of Directors) will be decreased if you do not commence employment on or prior to February 23, 2007.  Such Restricted Stock Units shall be subject to the terms and conditions of Symyx’s Stock Plan and applicable Restricted Stock Unit Agreement, and will vest over 3 years such that 1/2 would vest on our about March 1, 2008, 1/3 on or about March 1, 2009 and 1/6 on or about March 1, 2010 (subject to your continued employment through that date) and will issue to you as Symyx stock net of required tax withholding.

As a Symyx employee, you are eligible to receive certain employee benefits. Please review the enclosed Benefits Summary which summarizes our current benefits offering. You should note that Symyx may modify its compensation and benefits from time to time as it deems necessary, including, without limitation, the ability to amend and terminate such plans at any time.

You should be aware that your employment with Symyx is not for a specified period and constitutes at will employment. As a result, you are free to resign at any time, for any or no reason.  Similarly, Symyx is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.  Symyx reserves the right to conduct background investigations and/or reference checks on all of its potential employees.  Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to Symyx documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during the term of your employment with Symyx, you will not engage in any other employment, occupation, consulting or business activity directly related to the business in which Symyx is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Symyx.  As a Symyx employee, you will be expected to sign and comply with the enclosed At-Will, Confidential Information, Invention Assignment and Arbitration Agreement, which requires (among other things) the assignment of patent rights to any invention made during your employment at Symyx and non-disclosure of proprietary information.

To indicate your acceptance of Symyx’s offer, please sign and date this letter in the space provided below and return it to me, along with the signed code of conduct and confidentiality agreement.  A duplicate original is enclosed for your records.  This offer of employment expires February 9, 2007 unless accepted prior to that date. This letter, along with the agreement relating to proprietary rights between you and Symyx, set forth the terms of your employment with Symyx and supersede any prior representations and/or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of Symyx and by you.

We look forward to working with you at Symyx.

Sincerely,

/s/ Jeryl L. Hilleman_
Jeryl L. Hilleman
Executive Vice President,
Chief Financial Officer

ACCEPTED AND AGREED TO this
_______day of   _______, 2007.

By: ______________
Start date: _________

Enclosures